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                                                                   Exhibit p(13)


                  SLOAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
                       NCM CAPITAL MANAGEMENT GROUP, INC.
                            NEW AFRICA ADVISERS, INC.


            CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES
            --------------------------------------------------------

The Code of Ethics and Insider Trading Policies and Procedures are designed to protect the public from abusive trading practices and to maintain ethical standards for access persons when dealing with the public. Management dictates that these principles be diligently implemented and monitored. The Code of Ethics imposes the following general obligations:

- Information concerning the purchase and sale of securities learned in connection with an access person's service, is the property of the Fund, Adviser or employer and may not be used for personal benefit.

- Fiduciary duties mandate suitable investment opportunities be presented first to the Fund, Adviser, or employer and should not be exercised even after full disclosure for personal benefit.

- Material inside information must be kept confidential and restricts trading of securities.

- Front running, market manipulation and deceptive trading practices are abusive techniques prohibited by these procedures and may result, in fines, termination or legal actions by third parties.

- Access persons must obtain prior approval before purchasing IPO's or private placements.

- Access persons must not trade in securities with knowledge that the Fund, Adviser, Sub-Adviser or employer is considering to make a similar purchase or sale of the same securities.

- Access persons shall not engage in transactions that create a conflict of interest including but not limited to inappropriately making decisions on behalf of a Fund regarding securities or private placements personally owned by the access person.

CODE OF ETHICS GUIDELINES

The legal definition of a security is very broad and incorporates the purchase and sale of public, private, registered and exempt from registration securities, as well as derivatives. The adherence to these guidelines, the Code of Ethics reporting and disclosure obligations, as well as preclearance policies, does not apply to the following:

         1) The sale and purchase of open-end mutual funds including money market funds.

         2) The sale and purchase of U.S. Government, U.S. Government agency securities and municipal securities in trade amounts of less than $20,000.



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Code of Ethics Guidelines-Continued

         3) Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities.
         4) Acquisitions through the exercise of rights issued pro rata to all holders.
         5)       Acquisitions through gifts or bequests.
         6)       Trades in any S&P 500 company of 500 shares or less.
         7)       Trades in REITS and variable insurance products.

A. DISCLOSURE OF HOLDINGS & DUPLICATE STATEMENTS AND CONFIRMATIONS FOR THE PURCHASE AND SALE OF SECURITIES OR OPTIONS ON SECURITIES BY ACCESS PERSONS.

To assure that abusive or unethical trading practices are not conducted by access persons, or other employees, they are required to disclose, at the point of hire or within 10 days of becoming an access person, personal securities holdings, including private placements. Quarterly, all personnel are required to disclose personal securities holdings, private placements holdings and to report any newly established accounts. New accounts must disclose the date and the name of the broker, dealer or bank with whom the account was established. Access persons, and all other employees, must report annually the number of shares and principal amount of all securities owned by the employee and any account the employee maintains with a broker, dealer or a bank. Duplicate confirmations and statements are required for access persons' and all other employees' accounts over which the person has either custody, control or beneficial ownership. Account statements for immediate family members are also required. Duplicate confirmations and brokerage statements are required to be sent to the attention of the Compliance Division at Sloan Financial Group, Inc., 103 West Main Street, Durham, North Carolina 27701. All information provided to the Compliance Division would be confidential.

Statements and confirmations will be reviewed by the Compliance Division, the Chief Investment Officer or his or her designee(s) for any pattern of transactions involving parallel transactions (portfolio and individual both buying or both selling the same security) generally within a 5 day period before or after the transaction date. Among the factors that will be considered in the analysis of whether any provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual's involvement in the investment process. While the focus of this procedure of the Code is on "pattern", it is important to note that a violation could result from a single transaction, if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. The Compliance Division, the Chief Investment Officer or his or her designee(s), will similarly review the personal securities holdings reports provided to the Compliance Division.



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B. PRECLEARANCE POLICY

Because of the sensitive nature of securities trading, the Compliance Division will notify certain access persons and investment personnel about the need to follow a preclearance policy. The preclearance form is to be used by designated access persons seeking perclearance for securities trades including preclearance by investment personnel before acquiring any beneficial ownership in an IPO or private placement.

Those individuals subject to the preclearnace policy will not be exempt from the general prohibitions listed in the Code or the Policies and Procedures designed to prevent insider trading. The Compliance Division, the Chief Investment Officer and his or her designee(s) will review with the Board of Directors periodically a list of persons who are subject to the preclearance policy and the criteria used to select such individuals.

The preclearance authorization shall be valid for a period of two business days or 24 hours unless further extension of time is indicated the Compliance Division, the Chief Investment Officer or his or her designee(s).

C. NOTIFICATION OF REPORTING OBLIGATION - ANNUAL CERTIFICATION

The Compliance Division will be responsible for notifying all access persons about their duty to inform Compliance when they are establishing a brokerage account, so that Compliance may request duplicate confirmations and statements. Once informed of the duty, an access person has a continuing obligation to provide such information to the Compliance Division in a timely manner. Information compiled in the Compliance Division files is available for inspection by the SEC or other regulatory authorities at any time during the five-year period following the end of the fiscal year in which each report is made.

Annually, the Compliance Division will prepare a written report for the Board that:

- describes any issues that have arisen under this Code of Ethics or its procedures since the last report, including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations; and

- certifies to the Board that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

The Code of Ethics and any material changes to its provisions and/or procedures must be approved by a majority of the Board, including majority of the independent directors.

D. RESTRICTIONS AS TO GIFTS, ENTERTAINMENT, FAVORS AND DIRECTORSHIPS

1. Gifts, Entertainment and Favors. Access persons must not make business decisions that are influenced or appear to be influenced by giving or accepting gifts, entertainment or favors.

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2.       Access persons are prohibited from receiving any gift or other thing or more than de minims value from any person or entity that does business with or on behalf of Sloan Financial Group, Inc. and its subsidiaries. Invitations to an occasional meal, sporting event or other similar activity will not be deemed to violate this restriction unless the occurrence of such events is so frequent or lavish as to suggest an impropriety.

Restrictions, Gifts, Entertainment and Favors - Continued

         The Chairman & CEO and/or the Executive Management Committee must approve the acceptance of any gift, entertainment or favor with a per gift value of more than $250.00.

3.       Directorships

        (a)       General Rule:
                  -------------

                  No access person, other than a Disinterested Investment Adviser Director, may serve on the Board of Directors of a publicly-held or private for-profit company absent prior to written approval from Sloan Financial Group, Inc. and/or its subsidiaries. Disinterested Investment Adviser Directors must provide annual disclosure about directorships and other potential conflicts of interest.

         (b)      Applications for Approval:
                  --------------------------

                  Applications for approval to serve as a director of a publicly traded or private for-profit company shall be directed, in writing, to the Compliance Division for prompt forwarding to the Board of Directors. Authorization may be granted where it is determined that such board service would be consistent with the interests of the Funds and their shareholders.

         (c) Whenever an access person is granted approval to serve as a director of a publicly-traded or private for-profit company, he or she shall personally refrain form participating in any deliberation, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in the investment portfolio of any of the Advisory or Sub-Advisory account.

E.       ENFORCEMENT AND SANCTIONS

Each violation of this Code shall be reported to the Board of Directors or the Applicable Fund or entity at or before the next regular meeting of the Board. Upon discovering or otherwise being informed of a violation of this Code, the Board of Directors/Trustees may take any action it deems appropriate including, inter alia, a letter of censure,


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termination with respect to portfolio management duties regarding the Fund, or recommending to the operating companies, suspension or removal from office, imposition of a fine or termination of employment of the violator.

E.       RECORDKEEPING

         Each entity shall maintain such records of the approval of, and rationale supporting, the acquisition of such securities for not less than five years after the end of the fiscal year in which the approval is granted. Additionally, each entity shall maintain all other records and reports as are required by law.

This Code of Ethics has incorporated the amendments to Rule 17j-1 under the Investment Company Act of 1940, as it relates to Investment Advisers.


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SIGNATURE PAGE

            CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES

                              ACKNOWLEDGEMENT FORM
                              --------------------

I have read and understand Sloan Financial Group, Inc. and Subsidiaries' Code of Ethics and Insider Trading Policy and Procedures and will comply in all respects with such procedures.




-----------------------------------                           ------------------
            SIGNATURE                                                 DATE

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           PRINT NAME


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Date:


                      NOTIFICATION OF REPORTING OBLIGATION
                      ------------------------------------

                    Annual Certification to (NAME OF CLIENT )

                         Board of Directors and Trustees

To:  The Board of Directors:   Name of Fund(s)
                                              ----------------------------------

                                              ----------------------------------

Sloan Financial Group, Inc. and its subsidiaries, NCM Capital Management Group, Inc. and New Africa Advisers, Inc. certify that there has not been any reportable issues that have arisen under this Code of Ethics or its Insider Trading Policy and Procedures, including procedure violations and/or sanctions imposed, due to violation of the Code of Policy and Procedures.

The adopted Code of Ethics and the Insider Trading Policy, including its preclearance procedures, provide reasonable necessary measures to prevent investment personnel, and all other employees, from violating the Code and applicable procedures.

Respectfully submitted,




Edith H. Noel
Sloan Financial Group, Inc. and Subsidiaries
Compliance Division